Exhibit 23.02
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Keynote Systems, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-107442, 333-85242, 333-73244, 333-47980, and 333-87791) on Form S-8 of Keynote Systems, Inc. (the Company) of our report dated December 13, 2006, with respect to the consolidated statement of operations, stockholders’ equity and comprehensive loss, and cash flows for the year ended September 30, 2006, which report appears in the September 30, 2008 annual report on Form 10-K of the Company.
As discussed in Note 2(L) to the consolidated financial statements, effective October 1, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Payment.
/s/ KPMG LLP
Mountain View, California
December 12, 2008